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                                                                       EXHIBIT 8

                      VEDDER, PRICE, KAUFMAN & KAMMHOLZ
                           222 North LaSalle Street
                        Chicago, Illinois  60601-1003
                                 312/609-7500

                                 June 22, 1995


Board of Directors                        Board of Directors
GN Bancorp, Inc.                          Associated Illinois Banc Corp.
5200 North Central Avenue                 112 North Adams Street
Chicago, Illinois 60630                   P.O. Box 13307
                                          Green Bay, Wisconsin 54307-3307
Board of Directors
Associated Banc-Corp
112 North Adams Street
P.O. Box 13307
Green Bay, Wisconsin 54307-3307



Gentlemen:

         In connection with the solicitation of proxies relating to the proposed merger ("Merger") of GN Bancorp, Inc., an Illinois corporation (the "Company"), into Associated Illinois Banc Corp., an Illinois corporation ("Associated Illinois") and a wholly-owned subsidiary of Associated Banc-Corp, a Wisconsin corporation ("Associated"), you have requested our opinion with respect to certain federal income tax consequences of the Merger. The Merger contemplates the acquisition by Associated Illinois of all the assets and liabilities of the Company in exchange for common stock, $0.01 par value, of Associated ("Associated Common Stock") pursuant to an Agreement and Plan of Merger, dated as of March 22, 1995 (the "Agreement"), entered into by the Company, Associated and Associated Illinois.

         The opinion expressed in this letter is based on the Internal Revenue Code of 1986, as amended (the "Code"), the Income Tax Regulations promulgated by the Treasury Department thereunder and judicial authority reported as of the date hereof. We have also considered the position of the Internal Revenue Service (the "Service") reflected in published and private rulings. Although we are not aware of any pending changes to these authorities that would alter our opinions, there can be no assurance that future legislative or administrative changes, court decisions or Service interpretations will not significantly modify the statements or opinions
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Board of Directors
June 22, 1995
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expressed herein.  Although the conclusions contained herein are based upon our best interpretation of existing sources of law and express what we believe a court would properly conclude if presented with these issues, no assurance can be given that such interpretations would be followed if they were to become the subject of judicial or administrative proceedings. We express no opinion herein as to any issue of federal law other than those specifically considered herein. We also do not express any opinion as to any issue of state or local law.

         For the purposes indicated above, and based upon our review, the conditions set forth below, and representations made to us by the Company, Associated and Associated Illinois, it is our opinion that:

         (1) Provided the Merger qualifies as a statutory merger under applicable law, the merger of the Company into Associated Illinois, pursuant to the Agreement, will constitute a reorganization within the meaning of section 368(a)(1)(A) and section 368(a)(2)(D) of the Code. The Company, Associated and Associated Illinois will each be considered "a party to a reorganization" within the meaning of section 368(b) of the Code for purposes of this reorganization;

         (2) No gain or loss will be recognized by the Company on the transfer of substantially all its assets to Associated Illinois in exchange for shares of Associated Common Stock, cash to be paid to the shareholders of the Company in lieu of fractional share interests of Associated Common Stock, and the assumption by Associated Illinois of the liabilities of the Company (Code sections 361(a) and 357(a));

         (3) The basis of the Company assets to be received by Associated Illinois will be the same as the basis of such assets in the hands of the Company immediately prior to the Merger (Code section 362(b));

         (4) The holding period of the Company assets in the hands of Associated Illinois will include the period during which such assets were held by the Company (Code section 1223(2));

         (5) No gain or loss will be recognized by Associated or Associated Illinois upon the receipt by Associated Illinois of substantially all the Company assets in exchange for shares of Associated Common Stock, cash to be paid to the shareholders of the Company in lieu of fractional share interests of Associated Common Stock, and the assumption by Associated Illinois of the liabilities of the Company (Code section 1032(a); Rev. Rul. 57-278, 1957-1 C.B. 124);
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Board of Directors
June 22, 1995
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         (6)   No gain or loss will be recognized by the holders of Company common stock, $8.00 par value per share, upon the exchange of such stock for shares of Associated Common Stock, except with respect to cash received in lieu of fractional share interests of Associated Common Stock (Code section 354(a)(1));

         (7) The basis of the Associated Common Stock (including any fractional share interests deemed to be transferred) which is received by Company shareholders will be the same as the basis of the Company common stock surrendered in exchange therefor (Code section 358(a)(1));

         (8) The holding period of Associated Common Stock (including any fractional share interests deemed to be transferred) which is received by a Company shareholder will include the period during which the Company common stock surrendered in exchange therefor was held, provided that the Company common stock is held as a capital asset in the hands of the Company shareholder on the date of the exchange (Code section 1223(1));

         (9) The payment of cash in lieu of fractional share interests of Associated Common Stock will be treated as if the fractional shares were distributed as part of the exchange and then redeemed by Associated. These cash payments will be treated as having been received as distributions in full payment in exchange for the fractional shares redeemed, subject to the provisions and limitations of section 302(a) of the Code (Rev. Rul. 66-365, 1966-2 C.B. 116; Rev. Proc. 77-41, 1977-2 C.B.
               574); and

         (10) Associated Illinois will succeed to and take into account, as of the effective date of the Merger, the items of the Company described in section 381(c) of the Code, subject to the conditions and limitations of sections 381, 382, 383 and 384 of the Code, and the regulations thereunder.


         In rendering this opinion, we have examined the Agreement and such other documents as we have deemed necessary or appropriate. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such copies, and that the Merger will be consummated pursuant to the applicable states' laws in the manner set forth in the Agreement. We have also assumed that any written representations and covenants of the Company, Associated and Associated Illinois made in connection with rendering our opinion will be accurate and complete in all respects as of the time they are provided to us and as of the closing of the Merger. Any changes in these
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Board of Directors
June 22, 1995
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facts, or in the accuracy of these assumptions, representations or covenants, may necessitate reconsideration of our opinion and possibly result in a different conclusion.

         Our opinion is limited to those federal income tax issues specifically considered herein and is addressed to and is only for the benefit of the Company, Associated and Associated Illinois. The opinion is furnished to you pursuant to sections 7.02(f) and 7.03(e) of the Agreement and may not be used or relied upon for any other purpose, and may not be circulated or otherwise referred to for any other purpose, without our express written consent.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Merger and to the use of our name under the captions "The Merger - Certain Material Federal Income Tax Consequences" and "Legal Opinions" in the Joint Proxy Statement - Prospectus contained in such Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                     Very truly yours,

                                     /s/  Vedder, Price, Kaufman & Kammholz

                                     VEDDER, PRICE, KAUFMAN & KAMMHOLZ